SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2013

MercadoLibre, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33647	98-0212790

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Arias 3751, 7th Floor
Buenos Aires, C1430CRG, Argentina
(Address and zip code of principal executive offices)

Registrant’s telephone number, including area code:  011-54-11-4640-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 31, 2013, the board of directors (the “Board”) of MercadoLibre, Inc. (the “Company”), upon the recommendation of the compensation committee of the Board (the “Compensation Committee”), approved the amendment and restatement of each of the Company’s 2009 Long-Term Retention Plan (as amended, the “Amended 2009 LTRP”), 2010 Long-Term Retention Plan (as amended, the “Amended 2010 LTRP”), 2011 Long-Term Retention Plan (as amended, the “Amended 2011 LTRP”) and 2012 Long-Term Retention Plan (as amended, the “Amended 2012 LTRP” and together with the Amended 2009 LTRP, the Amended 2010 LTRP and the Amended 2011 LTRP, the “Amended LTRPs”), each effective as of January 1, 2013. These Long-Term Retention Plans (in the form prior to their amendment and restatement, the “Prior LTRPs”) were amended to give the Company the option, subject to certain exceptions, to pay the compensation due under the Amended LTRPs in cash, common stock or a combination thereof, as compared to cash only under the Prior LTRPs.

In addition, the Prior LTRPs were amended to expand the circumstances under which participants in the Amended LTRPs are entitled to receive payment of Awards (as defined in the Amended LTRPs). Under the Amended LTRPs, a participant who experiences a Covered Termination, which is defined as (i) a termination without Cause (as defined in the Amended LTRPs) and for a reason other than death or disability or (ii) a resignation with Good Reason, on or after a Change in Control (as defined in the Amended LTRPs) will vest in 100% of the Award payments that remain to be paid. The Amended LTRPs also provide that the Award Committee (as defined in the Amended LTRPs), in its discretion, may pay all or part of the amount that remains payable under an Award which is not then otherwise due and payable upon the disability or death of the Participant in accordance with such rules or procedures established by the Award Committee. The Amended LTRPs generally provide that Good Reason exists if (a) a participant’s, duties, functions or responsibilities are materially reduced, (b) a participant’s base salary or bonus opportunity is materially reduced or (c) a participant is required to relocate his principal office to a location that is more than fifty (50) miles from his then current principal office, and such circumstances remain uncured by the Company for thirty days.

The Amended 2009 LTRP, Amended 2010 LTRP, Amended 2011 LTRP and Amended 2012 LTRP are filed as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, to this Current Report on Form 8-K, and the description of the material terms of the Amended LTRPs is qualified in its entirety by reference to such exhibits.

Item 8.01	Other Events.

In connection with the payment of any Awards payable in stock in 2013 under the Amended LTRPs (the “2013 Award Payments”) and in order to mitigate any dilutive impact such issuance of stock may have on existing stockholders, the Board determined that it is advisable and in the Company’s best interest to authorize the Company to repurchase shares of the Company’s common stock up to 9,003 shares, which is equivalent to the aggregate amount of shares issued as payment (all or in part) of the 2013 Award Payments.  On May 31, 2013, the Board approved the repurchase program.  The timing of the repurchases will depend on certain factors, including but not limited to, market conditions and prices, the Company’s liquidity requirements and alternative uses of capital.  The stock repurchase program may be carried out through open-market purchases, including block trades, and will be conducted in accordance with the safe harbor provisions set forth in Rule 10b-18 of the Securities and Exchange Commission rules.  Any repurchased shares will be available for general corporate purposes, including the funding of the 2013 Award Payments.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.
10.1	Amended and Restated 2009 Long-Term Retention Plan
10.2	Amended and Restated 2010 Long-Term Retention Plan
10.3	Amended and Restated 2011 Long-Term Retention Plan
10.4	Amended and Restated 2012 Long-Term Retention Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERCADOLIBRE, INC. (Registrant)
Date: June 4, 2013	By:	/s/ Pedro Arnt
Pedro Arnt
Executive Vice President and Chief Financial Officer